Exhibit 99.2

EXECUTION VERSION

LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2007, by and among Source Interlink Companies, Inc., a Delaware corporation (“Source”), and the undersigned stockholder (“Stockholder”) of the company.

RECITALS

A.                                   Concurrently with the execution of this Agreement, Source, Consumer Source Inc., a Delaware corporation (“Seller”), and PRIMEDIA Inc., a Delaware corporation, have entered into a Purchase Agreement (the “Purchase Agreement”), which provides for the purchase of shares of the Company (the “Transaction”).  Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Purchase Agreement.

B.                                     Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 17,685,568 outstanding shares of common stock, par value $0.01 per share, of Source, all as set forth on the signature page of this Agreement (collectively, the “AEC Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       With respect to the AEC Shares, during the period from the date hereof until the earlier of (a) the Closing and (b) the termination of the Purchase Agreement in accordance with Section 9.01 thereof, the Stockholder agrees to not (i) offer to sell, contract to sell, make any short sale of, enter into any hedging arrangement with respect to, or otherwise sell, dispose of, distribute, loan, gift, pledge, assign, encumber or grant any option or right with respect to, any such AEC Shares or any interest therein or any security convertible into or exchangeable or exercisable for any such AEC Shares or (ii) enter into any agreement or understanding with respect to the foregoing.

2.                                       Non-Assignment.  The obligations set forth herein shall not be assignable without the prior written consent of (a) Source or Stockholder, as applicable, and (b) in each case, Parent and Seller, and the granting of such consent in a given instance shall be solely in their sole discretion and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment.

3.                                       Confidentiality.  Other than as required by applicable law or regulation, each of the parties agree that it will not, nor will it permit its advisors or affiliates to, disclose to any person or entity the contents of this letter agreement, other than to its advisors who are instructed to maintain the confidentiality of this letter in accordance herewith.

4.                                       No Personal Liability.  Notwithstanding anything that may be expressed or implied in this letter agreement, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any officer, agent, employee, director, partner, member, affiliate or assignee of Source or Stockholder, whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by an officer, agent or employee of Source or Stockholder or any director, officer, employee, partner, member, affiliate or assignee of any of the foregoing, as such for any obligations of Source or Stockholder under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

5.                                       Express Third Party Beneficiaries.  Seller and Parent shall be third party beneficiaries of this letter agreement and shall be entitled to exercise the rights set forth in Section 1 and enforce the terms of this letter agreement and any waiver, consent or amendment to this letter agreement shall be null and void unless agreed to in writing in advance by Seller, Purchaser and .

6.                                       Notices.  All communications with Purchaser and Seller shall be governed by Section 10.04 of the Purchase Agreement.

7.                                       Source Forbearance.  Source shall not exercise its rights under Section 9.01 of the Purchase Agreement if either Source or Stockholder is in material default under this letter agreement.

8.                                       Entire Agreement.  This letter agreement, the Purchase Agreement and the Additional Agreements (together with the Schedules to the Purchase Agreement and the documents referred to therein) contains, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters provided however that the terms of the Confidentiality Agreement dated February 22, 2007 (the “Confidentiality Agreement”) shall remain in full force and effect.

9.                                       Governing Law; Jurisdiction.  This letter agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York.  Purchaser and Seller hereby irrevocably submit to the jurisdiction of any New York state court or United States Federal Court sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating to this letter agreement.  Purchaser and Seller hereby irrevocably waive any objection they may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

10.                                 Counterparts.  This letter agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This letter agreement and any counterpart so executed shall be deemed to be one and the same instrument.

11.                                 No Presumption.  This letter agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

12.                                 Specific Performance.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this letter agreement and that, in addition to pursuing any other available remedies, Source, Seller and Purchaser, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this letter agreement.

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If this letter is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

AEC ASSOCIATES, LLC

By:	/s/ Robert P. Bermingham
Name: Robert P. Bermingham
Its: Vice President

Accepted and agreed as of May 13, 2007.

SOURCE INTERLINK COMPANIES, INC.

By:	/s/ Douglas J. Bates
Name: Douglas J. Bates
Its: General Counsel

CONSUMER SOURCE INC.

By:	/s/ Dean Nelson
Name: Dean Nelson
Its: Chairman, President and CEO

PRIMEDIA INC.

By:	/s/ Dean Nelson
Name: Dean Nelson
Its: Chairman, President and CEO